Exhibit 10.16

March 5, 2026

VIA E-MAIL

1520955 B.C. LTD.

1133 Homer Street PH 4,
Vancouver BC, V6B 0B1
Canada

Attn: Pieter A. van Niekerk

Pieter A. van Niekerk
1133 Homer Street PH 4,
Vancouver BC, V6B 0B1
Canada

Re:	Termination Agreement

Dear André:

Reference is made to the Consulting Services Agreement, dated March 17, 2025 (the “Consulting Agreement”), by and between 1520955 B.C. LTD. (“BC Ltd.”) and Sinda Ltd. (the “Company”) for the provision of services to the Company, including, but not limited to, Pieter A. van Niekerk (“you”) providing services to (including acting as Chief Financial Officer of) the Company up to January 31, 2026.

This letter agreement (this “Agreement”), by and between you, BC Ltd. and the Company, evidences our mutual agreement regarding the termination of the Consulting Agreement and your separation from the Company. For purposes of this Agreement, you and BC Ltd. shall individually and collectively be referred to herein as “Consultant.”

1.	Separation Benefits. In consideration of Consultant’s undertakings set forth in Section 2 below, and conditioned upon Consultant’s execution of this Agreement, the Company will provide Consultant with the benefit of a cash payment equal to $65,958.90, representing the pro-rata portion of the annual fee ($75,000) under the Consulting Agreement, payable no later than March 31, 2026. (the “Separation Benefit”).

2.	Consultant Undertakings. In exchange for the Separation Benefit provided under Section 1 above, Consultant agrees as follows:

a.	Consultant agrees that the Consulting Agreement shall be deemed to have terminated without cause, with no further force or effect, on January 31, 2026;

b.	Consultant agrees to waive the payment of any severance fee or other fee, compensation, benefits or award due or accrued under the Consulting Agreement, other than the Separation Benefit set forth in Section 1 above. Consultant acknowledges and agrees that, except the Separation Benefit, the Released Parties do not owe Consultant any fees, bonus or payments of any king for work or services performed under the Consulting Agreement or any other agreement, and that no amounts in respect of the foregoing will become due in the future under the Consulting Agreement or in connection with this termination;

c.	Consultant agrees on its behalf and on behalf of its collective heirs, executors, administrators, successors and assigns, to release the Company, its parents, beneficial shareholders, subsidiaries, affiliates, and related entities and their respective past and present officers, directors, stockholders, managers, members, partners, agents, and employees (collectively, “Released Parties”), from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Consultant or its collective heirs, executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or things whatsoever: (i) arising on or before the date Consultant signs this Agreement, including, but not limited to, any such Claims (A) relating in any way to the Consulting Agreement or the Services (as defined the Consulting Agreement) rendered thereunder, and (B) arising under any federal, state, local or foreign law, statute or regulation that may be legally waived and released; (ii) the decision to terminate the Consulting Agreement and Consultant’s service relationship with the Company; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the other Released Parties and Consultant, including the Consulting Agreement; provided, however, that notwithstanding the foregoing, nothing contained in this Section 2(c) shall in any way diminish or impair: (I) Consultant’s ability to bring proceedings to enforce this Agreement; or (II) any Claims Consultant may have that cannot be waived under applicable law;

d.	Consultant acknowledges and agrees that, as of the date on which Consultant signs this Agreement, there are no pending complaints, charges or lawsuits filed by Consultant against the Company or any of the Released Parties. Consultant further acknowledges and agrees that Consultant are the sole and lawful owners of all rights, title, and interest in and to all matters released under Section 2(c) above, and that Consultant has not assigned or transferred, or purported to assign or transfer, any of such released matters to any other person or entity; and

e.	Consultant acknowledges and agrees that, as of January 31, 2026, Consultant no longer provides any services or serves in any role with the Company, including as a director, officer, executive, employee, consultant or agent of the Company.

3.	Miscellaneous.

a.	This Agreement constitutes the complete understanding between you, BC Ltd. and the Company concerning all matters affecting the termination of the Consulting Agreement and services with the Company and the termination thereof and supersedes all prior agreements or communications (written or oral) concerning such matters; provided, however, that Consultant agrees to continue to be bound by any to any restrictive covenant obligations contained in any agreement between Consultant and the Company or any of its affiliates, including the confidentiality obligations set forth in the Consulting Agreement;

b.	The Company acknowledges that (i) the Restricted Stock Unit Award Agreement granting you restricted stock units representing 150,000 Ordinary Shares of the Company, and (ii) the Stock Option Award Agreement granting you a stock option to acquire 300,000 Ordinary Shares of the Company, both with a Grant Date of November 15, 2025, are not affected or terminated by this termination agreement and these agreements will continue to be effective in their terms.

c.	The Company agrees to indemnify you and/or BC Ltd. (the “Indemnified Party”) against any claims related to services provided under the Consulting Agreement, provided, however, that the Company shall not be required to indemnify the Indemnified Party for any claims to the extent they arise out of or result from the gross negligence, willful misconduct, or fraud of the Indemnified Party;

d.	Both parties acknowledge and agree that the termination requirements set forth in the Consulting Agreement have been duly satisfied and, accordingly, waive any right to claim indemnification;

e.	This Agreement can only be modified in writing by a document that is signed by all parties;

f.	This Agreement shall inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by acquisition, merger, consolidation or operation of law, or by acquisition of assets of the Company and any assigns. Consultant may not assign its duties or obligations under this Agreement;

g.	This Agreement and its interpretation shall be governed and construed in accordance with the laws of the State of New York; and

h.	This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and may be executed by electronic means. A faxed or .pdf-ed signature shall operate the same as an original signature.

[Signature Page Follows]

Should you have any questions, please feel free to contact me.

Sincerely,

SINDA LTD.

By:	/s/ Daniel Muñiz Quintanilla
Name: Daniel Muñiz Quintanilla
Title: Executive Chairman

ACCEPTED AND AGREED ON THE DATE WRITTEN BELOW:

1520955 B.C. LTD.

By:	/s/ Pieter A. van Niekerk
Name: Pieter A. van Niekerk
Title: President

Date:	03/05/2026

Pieter A. van Niekerk

/s/ Pieter A. van Niekerk

Date:	03/05/2026

[Signature Page to Letter Agreement]